SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SEACHANGE INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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SEACHANGE INTERNATIONAL, INC.

50 Nagog Park

Acton, Massachusetts 01720

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 16, 2014

The Annual Meeting of Stockholders of SeaChange International, Inc. (“SeaChange” or the “Company”) will be held at SeaChange’s offices, located at 50 Nagog Park, Acton, Massachusetts 01720, on Wednesday, July 16, 2014 at 10:00 a.m., local time, to consider and act upon each of the following matters:

1.	To elect the nominees named in the proxy statement to the Board of Directors to serve for three-year terms as Class III Directors.

2.	To conduct an advisory vote on the compensation of the Company’s named executive officers.

3.	To ratify the appointment of the Company’s independent registered public accounting firm.

4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on May 21, 2014, the record date fixed by the Board of Directors for such purpose.

IF YOU PLAN TO ATTEND:

Please call Jim Sheehan at 978-889-3064 if you plan to attend. Please bring valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

David McEvoy

Senior Vice President, General Counsel and Secretary

Acton, Massachusetts

May 23, 2014

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to ensure representation of your shares. No postage need be affixed if the proxy is mailed in the United States. If you are the registered holder of the shares, you may rather choose to vote via the Internet or by telephone. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone. Please refer to the enclosed form for instructions.

2014 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

SEACHANGE INTERNATIONAL, INC.

50 Nagog Park

Acton, Massachusetts 01720

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 16, 2014

May 23, 2014

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors (the “Board”) of SeaChange International, Inc. (“SeaChange” or the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, July 16, 2014, at 10:00 a.m., local time, at SeaChange’s offices, located at 50 Nagog Park, Acton, Massachusetts 01720.

Only stockholders of record as of the close of business on May 21, 2014 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof.

SeaChange is pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish their proxy materials over the Internet. We believe that this process allows SeaChange to provide its stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing its proxy materials.

As a result, SeaChange is mailing to most of its stockholders of record entitled to vote at the annual meeting on or about June 3, 2014, a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”) instead of a paper copy of this proxy statement and SeaChange’s 2014 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The balance of SeaChange’s stockholders entitled to vote at the annual meeting will be mailed on or about June 3, 2014 a printed copy of the proxy materials together with a copy of the Notice.

Information Regarding Voting and Proxies

Stockholders may vote in one of the following three ways:

(1)	if you receive a copy of the proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope by return mail;

(2)	by completing a proxy using the toll-free telephone number listed on the proxy card or Notice; or

(3)	by completing a proxy on the Internet at the address listed on the proxy card or Notice.

Any proxy may be revoked by a stockholder at any time before its exercise by either delivering written revocation or a later dated proxy to the Secretary of SeaChange, entering a new vote by Internet or telephone, or attending the Annual Meeting of Stockholders and voting in person. Only your latest dated proxy will count.

All properly completed proxy forms returned in time to be cast at the Annual Meeting will be voted. Stockholders are being asked to vote with respect to the election of Class III Directors, an advisory vote on the compensation of the Company’s named executive officers and the ratification of the selection of SeaChange’s independent registered public accounting firm. Where a choice has been specified on the proxy card with respect to each proposal, the shares represented by the proxy will be voted in accordance with your specifications. If no specification is indicated on the proxy card, the shares represented by the proxy will be voted FOR the nominees named herein for election to the Board of Directors to serve as Class III Directors, FOR approval of the compensation of the Company’s named executive officers and FOR the ratification of the selection of SeaChange’s independent registered public accounting firm.

A majority-in-interest of the outstanding shares represented at the Annual Meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. On all matters being submitted to stockholders at this annual meeting, an affirmative vote of at least a majority of the shares present, in person or represented by proxy, and voting on that matter is required for approval or ratification. An automated system administered by SeaChange’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions, as well as broker “non-votes” are not considered to have been voted for such matters and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies and in accordance with the SEC’s proxy rules. See “Stockholder Proposals” herein at page 8. The persons named as proxies, Raghu Rau, Anthony Dias and David McEvoy, were selected by the Board of Directors and are executive officers of SeaChange.

OWNERSHIP OF SECURITIES

Securities Ownership Of Certain Beneficial Owners And Management

The following table sets forth information regarding the beneficial ownership of SeaChange common stock as of May 21, 2014 by:

•	each person or entity who is known by SeaChange to beneficially own more than 5% of the common stock of SeaChange;

•	each of the directors of SeaChange and each of the executive officers of SeaChange named in the Summary Compensation Table on page 25; and

•	all of the directors and executive officers of SeaChange as a group.

Except for the named executive officers and directors, none of these persons or entities has a relationship with SeaChange, except as disclosed below under “Certain Relationships and Related Transactions.” Unless otherwise indicated, the address of each person or entity named in the table is c/o SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts 01720, and each person or entity has sole voting power and investment power (or shares such power with his or her spouse), with respect to all shares of capital stock listed as owned by such person or entity.

The number and percentage of shares beneficially owned is determined in accordance with the rules of the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares of common stock underlying restricted stock units (“RSUs”), options or warrants that are exercisable by that person within 60 days of May 21, 2014. However, these shares underlying options or warrants are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Percentage of beneficial ownership is based on 32,864,495 shares of SeaChange’s common stock outstanding as of May 21, 2014.

Name	Amount and Nature of Beneficial Ownership (1) (#)	Percent of Common Stock Outstanding
Raghu Rau	1,139,103	*
Anthony Dias	11,342	*
David McEvoy	11,544	*
Michael Bornak	1,666	*
Mary Palermo Cotton	90,500	*
Steven Craddock	9,999	*
Thomas F. Olson	168,241	*
Edward Terino	74,000	*
Carmine Vona	109,377	*
Pinnacle Associates, Ltd. (4) 335 Madison Avenue, Suite 1100 New York, NY 10017	2,443,806	7.4%
Dimensional Fund Advisors, LP (5) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,241,233	6.8%
Oak Ridge Investments, LLC (6) 10 South LaSalle Street, Suite 1900 Chicago, IL 60603	2,195,019	6.7%
BlackRock, Inc. (7) 40 East 52nd Street New York, NY 10022	1,900,829	5.8%
All Executive Officer and Directors as a group (9 persons) (8)	1,615,772	4.9%

*	Less than 1%
(1)	Includes shares of Common Stock which have not been issued but are subject to options which either are presently exercisable or will become exercisable within sixty (60) days of May 21, 2014, as follows: Mr. Rau, 1,011,922 shares; Mr. McEvoy 3,334 shares; Ms. Cotton, 5,000 shares; Mr. Olson, 55,019 shares; and Mr. Vona, 5,000 shares. Includes RSUs that will have vested within sixty (60) days of May 21, 2014, as follows: Mr. McEvoy, 2,500 RSUs.
(2)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Dias was appointed interim Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer effective June 1, 2013. As disclosed in SeaChange’s Form 8-K filed September 5, 2013, Mr. Dias was appointed permanent Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer effective September 4, 2013.
(3)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Bornak resigned, effective May 31, 2013, and ceased to be an employee and executive officer of SeaChange as of May 31, 2013.
(4)	According to an amended Schedule 13G/A filed on February 12, 2014, Pinnacle Associates, Ltd. shares voting power and shares dispositive power with respect to all of the above-mentioned shares with its clients.
(5)	According to an amended Schedule 13G/A filed on February 10, 2014, Dimensional Fund Advisors LP may be deemed to have sole dispositive power with respect to all of the above-mentioned shares and sole voting power over 2,188,629 of the above-mentioned shares. Dimensional Fund Advisors LP serves as investment advisor to four investment companies and serves as investment manager to certain other commingled group trusts and investment accounts, which own the above-mentioned shares. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.
(6)	According to a Schedule 13G filed on February 3, 2014, Oak Ridge Investments, LLC. may be deemed to have sole voting power with respect to 610,428 of the above-mentioned shares, sole dispositive power with respect to 704,521 of the above-mentioned shares and shared dispositive power with respect to 1,490,498 of the above-mentioned shares. The above-mentioned shares are owned by a collective investment vehicle which is sub-advised by Oak Ridge Investments, LLC. The investment advisor for which Oak Ridge Investments, LLC serves as sub-advisor is Pioneer Investment Management, Inc. As a result, Oak Ridge Investments, LLC has shared power to dispose or to direct the disposition of the shares indicated above. Oak Ridge Investments, LLC disclaims beneficial ownership of the above-mentioned shares except to the extent of its pecuniary interest therein, if any.
(7)	According to an amended Schedule 13G/A filed on January 30, 2014, BlackRock, Inc. may be deemed to have sole voting power with respect to 1,810,710 of the above-mentioned shares and sole dispositive power with respect to all of the above-mentioned shares which were acquired by the following BlackRock, Inc. subsidiaries: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, and BlackRock Institutional Trust Company, N.A.
(8)	This group is comprised of those individuals named in the Summary Compensation Table on page 25, the remaining executive officers of SeaChange and those persons who were directors of SeaChange as of May 21, 2014. Includes an aggregate of 1,082,775 shares of Common Stock which the directors and executive officers, as a group, have the right to acquire by exercise of stock options or will acquire upon vesting of RSUs within sixty (60) days of May 21, 2014. Includes an aggregate of 2,500 RSUs held by directors and executive officers, as a group that will have vested within sixty (60) days of May 21, 2014.

PROPOSAL NO. I

ELECTION OF DIRECTORS

SeaChange’s Board of Directors currently consists of six members, five of whom are independent, non-employee directors. The Board of Directors is divided into three classes. Each class is elected for a term of three years, with the terms of office of the directors in the respective classes expiring in successive years. The present term of the current Class III Directors, Mr. Olson and Ms. Cotton, expires at the Annual Meeting. The Board of Directors, based on the recommendation of the Corporate Governance and Nominating Committee, has nominated Mr. Olson and Ms. Cotton for re-election as a Class III Directors. The Board of Directors knows of no reason why either of these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of some other person, or for fixing the number of directors at a lesser number. Mr. Olson and Ms. Cotton have each consented to being named in this proxy statement as a nominee to be a Class III Director and to serving in that capacity, if elected.

The Board of Directors unanimously recommends a vote “FOR” the Nominees listed below.

The following table sets forth, for the Class III nominees to be elected at the Annual Meeting and each of the other current directors, the year the nominee or director was first appointed or elected a director, the principal occupation of the nominee or director during at least the past five years, any other public company boards on which the nominee or director serves or has served in the past five years, the nominee’s or director’s qualifications to serve on the Board and the age of the nominee or director. In addition, included in the information presented below is a summary of each nominee’s or director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director.

Class III Directors (Terms Expire at 2014 Annual Meeting) and Nominees

Nominee’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Thomas F. Olson (2001)

Chairman of the Board of Directors

Thomas F. Olson, 65, has served as a Director of SeaChange since May 2001 and as Chairman since November 2011. In addition, from January 1999 to December 2003, Mr. Olson served as the Chief Executive Officer of National Cable Communications, a company specializing in cable television advertising time sales. From January 1995 to May 1998, Mr. Olson was Managing Partner of National Cable Communications. Mr. Olson served as Chief Executive Officer of Katz Media Group, a radio, broadcast television and cable television national sales representation firm, from August 1994 to May 1998. Mr. Olson was with Katz Media Group for 23 years. Since 2005, Mr. Olson has also served on the board of Sarkes Tarzian, Inc., a private company that owns and operates television and radio stations. Mr. Olson contributes valuable executive experience within the cable and broadcast television industry and the advertising industry, and with the issues confronting companies within these industries.

Mary Palermo Cotton (2004)

Director

Mary Palermo Cotton, 56, has served as a Director of SeaChange since September 2004. Currently Ms. Cotton is Chief Executive Officer of iDirect Technologies, a leading provider of satellite based IP communications technology. Previously, Ms. Cotton was a Senior Vice President of SAP, an enterprise software provider, as a result of SAP’s June 2006 acquisition of Frictionless Commerce. Prior to the acquisition, Ms. Cotton had been the Chief Executive Officer of Frictionless Commerce, a company providing supplier relationship management software, since February 2005. From February 2003 to July 2004, Ms. Cotton was a Senior Advisor to Aspen Technology, a software service provider, and previously served as Aspen’s Chief Operating Officer from January 2001 to January 2003. Ms. Cotton additionally served on the Board of Directors of Precise Software Solutions from June 2000 to June 2003 when Precise Software Solutions was acquired by VERITAS Software. Ms. Cotton contributes extensive executive experience in the global software industry as well as extensive financial reporting expertise.

Class I Directors (Terms Expire at 2015 Annual Meeting)

Director’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Raghu Rau (2010)

Chief Executive Officer and Director

Raghu Rau, 65, became interim Chief Executive Officer of SeaChange in November 2011, and was appointed permanent Chief Executive Officer on May 1, 2012. He joined the SeaChange Board of Directors in July 2010. Mr. Rau previously held a number of senior leadership positions at Motorola, Inc., from 1992 to 2008, and previously served on the Board of Directors of Microtune, Inc., from May 2010 to December 2010, which was then acquired by Zoran Corporation. Mr. Rau has served on the Board of Directors of Aviat Networks, Inc., a leader in wireless transmission systems, since November 2010. Mr. Rau is currently a Class III Director, but has been nominated for election as Class I Director at the 2012 Annual Meeting. Mr. Rau contributes valuable executive experience as the Chief Executive Officer of SeaChange as well as prior experience in the areas of managing a rapidly expanding business, the integration of strategic acquisitions and joint ventures, and the implementation of corporate strategy.

Carmine Vona (1995)

Director

Carmine Vona, 76, has served as a Director of SeaChange since January 1995. In addition, since December 2001, Mr. Vona has served as a director of Metrosoft, Inc., a New Jersey based company specializing in providing software products to the mutual funds industry, having also served as its Chief Executive Officer from December 2001 through December 2002 and as its Chairman from December 2001 through December 2010. From 1996 through 2009, Mr. Vona also served as the President and Chief Executive Officer of Vona Information Systems, Inc., a consulting firm specializing in technical software architectures for the financial industry. From August 2000 to December 2002, Mr. Vona served as a member of the Board of Directors of E-LAB, an Italian bank wholly owned by Banca INTESA. From November 1969 to June 1996, Mr. Vona was employed by Bankers Trust Co., during which time he held positions as Executive Vice President and Senior Managing Director for worldwide technology. From August 1986 to June 1996, Mr. Vona was Chairman of BT-FSIS, a software development company and a wholly-owned subsidiary of Bankers Trust Co. As a partner and manager of two real estate companies and consultant to several others, Mr. Vona is currently engaged in the analysis and evaluation of real estate development and investment opportunities. Mr. Vona contributes extensive experience in software development, front and back-office re-engineering and risk management, and in the formulation, execution and control of entity-wide software strategies.

Class II Directors (Terms Expire at 2016 Annual Meeting)

Director’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Edward Terino (2010)

Director

Edward Terino, 60, has served as a director of our Board of Directors since July 2010, where he is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Terino has served as President of GET Advisory Service LLC, a strategic and financial management consulting firm focused on the technology and maritime industries since March 2009. Mr. Terino is also a founder of Novium Learning, Inc., a start-up vocational educational publishing company based in Wellesley, Massachusetts. Since March 2010, Mr. Terino has served as a director of Baltic Trading Ltd., a NYSE listed international dry bulk shipping company (NYSE:BALT), where he is the Chairman of the Audit Committee and a member of the Compensation Committee. From October 2012 to November 2013, Mr. Terino served as a director of Extreme Networks, Inc., a NASDAQ listed network switching and services company (NASDAQ:EXTR), where he was a member of the Audit Committee. From April 2007 through February 2012, Mr. Terino served as a director of S1 Corporation, a NASDAQ listed internet banking and payments software company (NASDAQ:SONE), where he was Chairman of the Audit Committee and a member of the Compensation Committee. In February 2012, S1 Corporation was acquired by ACI Worldwide, Inc. From November 2009 to November 2010, Mr. Terino served as a director of Phoenix Technologies Ltd., a NASDAQ listed BIOS software company (NASDAQ:PTEC), where he was the Chairman of the Audit Committee and a member of the Compensation Committee. In November 2010, Phoenix Technologies Ltd. was acquired by Marlin Equity Partners. From October 1999 to March 2006, Mr. Terino served as a director of EBT International Inc., a NASDAQ listed web content management software company (NASDAQ:EBTI), where he was Chairman of the Audit Committee and a member of the Compensation Committee. From July 2005 through December 2008, Mr. Terino was Chief Executive Officer and Chief Financial Officer of Arlington Tankers Ltd., a NYSE listed international seaborne transporter of crude oil and petroleum products (NYSE:ATB). In December 2008 Arlington Tankers Ltd. merged with General Maritime Corporation. From September 2001 to June 2005, Mr. Terino was Senior Vice President, Chief Financial Officer, and Treasurer of Art Technology Group, Inc., a NASDAQ listed eCommerce software company (NASDAQ:ARTG). Prior to 2001, Mr. Terino held senior financial and operational management positions over a 15 year period with several publicly traded technology and educational publishing companies. Mr. Terino began his career at Deloitte & Touche and spent 9 years in their consulting services organization. Mr. Terino earned a BS degree in Management from Northeastern University and he earned a MBA from Suffolk University. Currently Mr. Terino is a founding donor and member of the Advisory Board for the Center for Innovation and Change Leadership at Suffolk University. Mr. Terino contributes experience as a “financial expert” in mergers and acquisitions, in cost restructurings, investor relations, and in implementing financial measures and controls in software companies.

Steven Craddock (2012)

Director

Steven C. Craddock, 65, has served as a member of our Board of Directors since August 2012. Since March 2011, Mr. Craddock has served as a member of the Board of Directors of MaxLinear, a provider of integrated radio-frequency analog and mixed signal semiconductor SoC solutions for broadband communications applications. Since July 2008, Mr. Craddock has served as President of The Del Ray Group, LLC, a private consulting firm advising companies on strategic and technology developments in the cable television and telecommunications markets. From November 2006 until June 2008, Mr. Craddock served as Senior Vice President, Technology, for Comcast Corporation, a provider of entertainment, information, and communications products and services. From June 1994 until November 2006, he served as

Senior Vice President, New Media Development for Comcast. From June 2002 until its acquisition by Zoran Corporation in December 2010, Mr. Craddock served as a director of Microtune, Inc., a provider of high-performance radio frequency tuners and transceivers. Mr. Craddock is a licensed professional engineer and holds a Bachelor of Science in civil engineering and electrical engineering from Virginia Military Institute. Mr. Craddock has extensive financial and business expertise, including a diversified background in the cable television and telecommunications industries.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Determination of Director Independence

The Board of Directors has determined that Ms. Cotton and Messrs. Craddock, Olson, Terino and Vona are “independent” directors, meeting all applicable independence requirements of the SEC, including Rule 10A-3(b)(1) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Marketplace Rules of The Nasdaq Stock Market (“NASDAQ”). In making this determination, the Board of Directors affirmatively determined that none of such directors has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that neither the identification in 2010 of Mr. Terino as director nominee by Ramius LLC nor the terms of our prior agreements with Ramius LLC precluded a determination that Mr. Terino qualified as “independent”.

Majority Vote Standard

In 2013, our Board of Directors approved an amendment to our Amended & Restated Bylaws that changed the vote standard for the election of directors in uncontested elections from a plurality standard to a “majority of the votes cast” standard following the 2013 Annual Meeting of Stockholders. This means each director must be elected by the affirmative vote of a majority of the votes cast by the shares represented and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that director. Any nominee for director in an uncontested election who fails to receive a greater number of votes cast “for” his or her election than votes cast “against” such director’s election is expected to tender his or her resignation for consideration by the Corporate Governance and Nominating Committee, or, alternatively, a committee consisting solely of independent directors. Any nominee who fails to receive the requisite vote shall not participate in the deliberations or decisions of the Corporate Governance and Nominating Committee or committee of independent directors. The Corporate Governance and Nominating Committee or committee of independent directors will make a determination as to whether to accept or reject the resignation or whether other action should be taken (including whether to request that the subject director resign from the Board if the director has not tendered his or her resignation).

In a contested election (i.e., where the number of nominees exceeds the number of directors to be elected), the plurality vote standard remains in place.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2015 Annual Meeting of Stockholders must be received no later than the close of business on February 3, 2015 at SeaChange’s principal executive offices in order to be included in the SeaChange proxy statement for that meeting. Any such stockholder proposals should be submitted to SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts, 01720, Attention: Secretary. Under the By-Laws of SeaChange, stockholders who wish to make a proposal at the 2015 Annual Meeting — other than one that will be included in SeaChange’s proxy materials — must notify SeaChange no earlier than January 4, 2015, and no later than February 3, 2015. If a stockholder who wishes to present a proposal fails to notify SeaChange by February 3, 2015, the stockholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the By-Laws of SeaChange, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the 2015 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

In order to curtail controversy as to the date on which a proposal will be marked as received by SeaChange, it is suggested that stockholders submit their proposals by Certified Mail — Return Receipt Requested.

Availability of Corporate Governance Documents

SeaChange’s Code of Ethics and Business Conduct (“Ethics Policy”) for all directors and all employees of SeaChange, including executive officers, and the charters for the Audit, Compensation, and Corporate Governance and Nominating Committees of the Board of Directors are available on SeaChange’s website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link. SeaChange will ensure that amendments, if any, to these documents are disclosed and posted on this website within four (4) business days of any such amendment.

Board Meetings

The Board of Directors of SeaChange met 18 times and acted by written consent two times during the fiscal year ended January 31, 2014. During the fiscal year ended January 31, 2014, each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of all the committees of the Board on which they serve. SeaChange has a policy that its Board of Directors attends SeaChange’s Annual Meeting of Stockholders. Last year, all of the directors attended the Annual Meeting of Stockholders that was held on July 17, 2013.

Board Leadership Structure

The Board of Directors has appointed an independent director to serve as Chairman of the Board of Directors. The Board has adopted this structure to strike an effective balance between management and independent leadership participation in the Board process. The function of the Chairman is to set the agenda for Board meetings and to facilitate and improve communication between the independent directors and SeaChange by serving as the interface between SeaChange’s Chief Executive Officer, senior management and the independent directors. The Chairman works with the chairperson of the Compensation Committee, if a separate person, to establish goals for the Chief Executive Officer each fiscal year and conducts the annual Chief Executive Officer evaluation. Mr. Olson currently serves as the Chairman and as Chairman of the Compensation Committee.

Board Oversight of Risk

The Board oversees the business and strategic risks of SeaChange. The Audit Committee oversees financial reporting, internal controls and compliance risks confronting SeaChange. The Compensation Committee oversees risks associated with SeaChange’s compensation policies and practices, including performance-based compensation and change in control plans. The Corporate Governance and Nominating Committee oversees risks relating to corporate governance and the process governing the nomination of members of the Board.

SeaChange provides a detailed description of the risk factors impacting its business in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. The members of each committee are appointed by the Board based on the recommendation of the Corporate Governance and Nominating Committee. The members are set forth below in this proxy statement. Actions taken by any committee of the Board are reported to the Board, usually at the next Board meeting following a committee meeting. Each of these standing committees is governed by a committee-specific charter that is reviewed periodically by the applicable committee pursuant to the rules set forth in each charter. The Board annually conducts a self-evaluation of each of its committees. All members of all committees are independent directors.

Audit Committee

The Audit Committee members are Ms. Cotton and Messrs. Terino (Chairman), Craddock, and Vona, each of whom meet the independence requirements of the SEC and NASDAQ, as described above. In addition, SeaChange’s Board has determined that each member of the Audit Committee is financially literate and that Mr. Terino satisfies the requirement of the Marketplace Rules applicable to NASDAQ-listed companies that at least one member of the Audit Committee possess financial sophistication and that Mr. Terino is an “audit committee financial expert” as defined in the rules and regulations promulgated under the Exchange Act. The Audit Committee’s oversight responsibilities include matters relating to SeaChange’s financial disclosure and reporting process, including the system of internal controls, the performance of SeaChange’s internal audit function, compliance with legal and regulatory requirements, and the appointment and activities of SeaChange’s independent auditors. The Audit Committee met six times and acted by written consent one time during fiscal year 2014. The responsibilities of the Audit Committee and its activities during fiscal year 2014 are more fully described under the heading “Report of the Audit Committee” contained in this proxy statement.

Compensation Committee

The Compensation Committee members are Messrs. Olson (Chairman), Craddock, and Terino and Ms. Cotton, each of whom meet the independence requirements of the SEC and NASDAQ, as described above. Among other things, the Compensation Committee determines the compensation, including stock options, RSUs and other equity compensation, of SeaChange’s management and key employees, administers and makes recommendations concerning SeaChange’s equity compensation plans, and ensures that appropriate succession planning takes place for all levels of management, department heads and senior management. The Compensation Committee met seven times and acted by unanimous written consent three times during fiscal year 2014. The responsibilities of the Compensation Committee and its activities during fiscal year 2014 are more fully described in this proxy under the heading, “COMPENSATION DISCUSSION AND ANALYSIS.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee members are Messrs. Vona (Chairman) and Olson and Ms. Cotton, each of whom meet the independence requirements of the SEC and NASDAQ, as described above. The Corporate Governance and Nominating Committee is responsible for oversight of corporate governance at SeaChange, recommending to the Board of Directors persons to be nominated for election or appointment as directors of SeaChange and monitoring compliance with SeaChange’s Code of Ethics and Business Conduct. The Corporate Governance and Nominating Committee identify Board candidates through numerous sources, including recommendations from existing Board members, executive officers, and stockholders of SeaChange. Additionally, the Corporate Governance and Nominating Committee may identify candidates through engagements with executive search firms. The Corporate Governance and Nominating Committee met four times and acted by unanimous written consent one time during fiscal year 2014.

Qualifications of Director Candidates

In evaluating the suitability of individuals for Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets the requirements for independence, his or her professional expertise and educational background, and the potential to contribute to the diversity of viewpoints, backgrounds or experiences of the Board as a whole including diversity of experience, gender, race, ethnicity and age. The Corporate Governance and Nominating Committee evaluates each individual in the context of the entire Board, with the objective of recommending nominees who can best further the success of SeaChange’s business and represent stockholder interests. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria for prospective nominees. SeaChange believes that the backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. As part of the consideration in fiscal year 2014 by the Corporate Governance and Nominating Committee of candidates for election to the Board, these criteria were reviewed. No changes to these criteria were recommended as a result of such review.

Procedures for Stockholders to Recommend Director Candidates

Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the SeaChange Corporate Governance and Nominating Committee, 50 Nagog Park, Acton, Massachusetts 01720. SeaChange stockholders wishing to nominate directors may do so by submitting a written notice to the Secretary of SeaChange at the same address in accordance with the nomination procedures set forth in SeaChange’s By-Laws. The procedures are summarized in this proxy statement under the heading “Stockholder Proposals.” The Secretary will provide the notice to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee do not distinguish between nominees recommended by stockholders and other nominees. All nominees must meet, at a minimum, the qualifications described in “Qualifications of Director Candidates” above. The Committee did not receive any stockholder nominee recommendations for this annual meeting.

Process for Stockholders to Communicate with Directors

Stockholders may write to the Board or a particular Board member by addressing such communication to the Chairman of the Board, if directed to the Board as whole, or to an individual director, if directed to that particular Board member, care of SeaChange’s Secretary, at SeaChange’s offices at 50 Nagog Park, Acton, Massachusetts 01720. Unless such communication is addressed to an individual director, SeaChange will forward any such communication to each of the directors.

Compensation of Directors

Prior to setting director compensation for fiscal 2014, the Committee engaged Radford, a compensation consulting firm, to assist the Committee in reviewing our existing executive and director compensation plans, updating the list of peer companies we reference in setting compensation, and reviewing general compensation trends within the industry in which we operate. The Committee decided to engage Radford and undertake this review based on our continued transition to a software company and the significant commentary in recent years regarding executive and director compensation trends and practices, including that published by Institutional Shareholder Services. In engaging Radford, the Committee concluded based on the Company’s knowledge and information provided Radford that no conflict of interest existed between the Company and Radford.

Based on this review, we updated our list of peer companies. The updated list of our peer companies is as follows:

• Accelrys • Avid Technology • Brightcove • Ebix • Interactive Intelligence Group • Monotype Imaging Holdings • Proofpoint • RealNetworks • Synchronoss Technologies • VASCO	• Actuate • Bottomline Technologies • Broadsoft • inContact • Limelight Networks • NetScout Systems • QAD • Responsys • TiVo • Websense

The Committee determined that this list of peer companies provided appropriate referenceable data points, based on our revenues, market capitalization, and industry focus relative to each of these companies. The Committee made reference to the compensation paid by these peer companies in establishing fiscal 2014 director compensation but did not benchmark compensation to these companies.

During the fiscal year ended January 31, 2014, directors who were employees of SeaChange received no cash compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings. Accordingly, Mr. Rau did not receive any additional compensation for his services on the Board during fiscal 2014.

During fiscal year 2014, SeaChange directors who were not employees of SeaChange earned a fee of $9,000 per quarter and were reimbursed for their reasonable out-of-pocket expenses incurred in attending Board meetings and other business trips on behalf of the Company. Mr. Olson received an additional $5,000 per quarter in consideration of his service as Chairman.

Mr. Terino received an additional $3,750 per quarter in consideration of his service as Chair of the Audit Committee of the Board of Directors. Accordingly, for fiscal 2014, Mr. Terino earned $15,000 for his service as Chair of the Audit Committee in addition to earning $36,000 for service as a director. The Chairs of the Corporate Governance and Nominating Committee and the Compensation Committee were each entitled to receive an additional cash payment of $2,500 per quarter. Accordingly, for fiscal 2014, Mr. Olson earned $10,000 for his service as Chair of the Compensation Committee; and Mr. Vona earned $10,000 for his services as Chair of the Corporate Governance and Nominating Committee, in each case in addition to earning $36,000 for service as a director.

In accordance with the compensation policy for non-employee directors adopted by the Compensation Committee in December, 2005 and amended in July, 2008, each non-employee director is entitled to receive an annual grant of 12,000 RSUs that vests in equal installments over three years. The annual grant of 12,000 RSUs with respect to fiscal 2014 was made on January 25, 2013 to vest over three years on December 1, 2013, December 1, 2014 and December 1, 2015.

On January 23, 2014 the Board of Directors approved a compensation policy for non-employee directors that will become effective in fiscal 2015. Each non-employee director’s annual cash retainer shall increase from $36,000 to $45,000. The annual compensation paid to the Chairman of the Board shall increase from an additional $20,000 to $25,000. The annual compensation paid to the Chairman of the Compensation Committee shall increase from an additional $10,000 to $12,000. The annual compensation paid to each member of the Audit Committee shall increase from $0 to an additional $7,500. The annual compensation paid to each member of the Compensation Committee shall increase from $0 to an additional $6,000. The annual compensation paid to each member of the Corporate Governance and Nominating Committee shall increase from $0 to an additional $5,000. The annual compensation for the Chairman of the Audit Committee and Chairman of the Corporate Governance and Nominating Committee will remain the same at $15,000 and $10,000, respectively. The annual grant of RSUs made to each non-employee director shall consist of RSUs valued in the aggregate at $100,000, effective as of the first day of each new fiscal year. These RSUs will vest in full in one year from the grant date. In the event of a Change in Control, these RSUs will immediately vest in full and become immediately transferable free of restrictions, other than restrictions imposed by applicable law. Non-employee directors shall have the option to receive a deferred stock unit (DSU) in lieu of an RSU, with the number of units subject to the DSU being determined as of the first day of the applicable fiscal year and the shares underlying the DSU not being vested and issued until the earlier of the director ceasing to be a member of the Board (provided such is subsequent to the first day of the succeeding fiscal year) or immediately prior to consummation of a Change in Control.

Director Compensation

Fiscal Year 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Mary Palermo Cotton	36,000	132,720	168,720
Steven Craddock	36,000	132,720	168,720
Thomas F. Olson	66,000	132,720	198,720
Edward Terino	51,000	132,720	183,720
Carmine Vona	46,000	132,720	178,720

(1)	The grant date fair value for each of these awards, aggregated in the above table, is as follows:

Name	Date of Grant	Stock Awards (#RSUs)	Total Grant Date Fair Value ($)
Mary Palermo Cotton	1/25/2013	12,000	132,720
Steven Craddock	1/25/2013	12,000	132,720
Thomas F. Olson	1/25/2013	12,000	132,720
Edward Terino	1/25/2013	12,000	132,720
Carmine Vona	1/25/2013	12.000	132,720

The table below shows the aggregate number of unvested stock awards and options for each non-employee director as of January 31, 2014. Stock awards consist of unvested RSUs. Upon vesting, the units are paid in the form of shares of our common stock:

Name	Aggregate Stock Awards Outstanding (#)	Aggregate Stock Options Outstanding (#)
Mary Palermo Cotton	12,000	0
Steven Craddock	20,001	0
Thomas F. Olson	14,666	33,322
Edward Terino	14,000	0
Carmine Vona	14,000	0

Report of the Audit Committee

The Audit Committee currently consists of Ms. Cotton and Messrs. Terino (Chairman), Craddock, and Vona.

The Audit Committee’s primary duties and responsibilities are to:

•	Appoint, compensate and retain SeaChange’s independent registered public accounting firm, and oversee the work performed by the independent registered public accounting firm;

•	Assist the Board of Directors in fulfilling its responsibilities by reviewing the financial reports provided by SeaChange to the SEC and SeaChange’s stockholders;

•	Monitor the integrity of SeaChange’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•	Recommend, establish and monitor procedures designed to improve the quality and reliability of the disclosure of SeaChange’s financial condition and results of operations; and

•	Provide an avenue of communication among the independent registered public accounting firm, management and the Board of Directors.

The Board of Directors has adopted a written charter setting out the functions the Audit Committee is to perform. A copy of this may be found on SeaChange’s website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link.

Management has primary responsibility for SeaChange’s consolidated financial statements and the overall reporting process, including SeaChange’s system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of SeaChange in conformity with accounting principles generally accepted in the United States of America, expresses an opinion on the effectiveness of internal control over financial reporting and discusses with the Audit Committee any issues the independent registered public accounting firm believes should be raised with SeaChange.

For fiscal year 2014, the Audit Committee reviewed the audited consolidated financial statements of SeaChange and met with both management and Grant Thornton LLP, SeaChange’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that there were no material deficiencies in the design or operation of internal controls which could adversely affect SeaChange’s ability to record, process, summarize and report financial data and that there was no fraud, whether or not material, that involved management or other employees who have a significant role in SeaChange’s internal controls.

The Committee has received from and discussed with Grant Thornton LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP the independent accountant’s independence. The Committee also discussed with Grant Thornton LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of SeaChange be included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2014. The Audit Committee also decided to retain Grant Thornton LLP as SeaChange’s independent registered public accounting firm for the 2015 fiscal year.

RESPECTFULLY SUBMITTED BY THE AUDIT

COMMITTEE OF THE BOARD OF DIRECTORS

Edward Terino, Chairman

Mary Palermo Cotton

Steven Craddock

Carmine Vona

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material.” No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that SeaChange specifically incorporates this report or any portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

INFORMATION CONCERNING EXECUTIVE OFFICERS

In addition to Mr. Rau, SeaChange’s Chief Executive Officer and Director, whose biographical information is set forth above at page 6, SeaChange’s executive officers are:

Executive Officer’s Name	Position and Principal Occupation and Business Experience During the Past Five Years
Anthony Dias

Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer

Mr. Dias, age 47, joined the Company on December 3, 2007 as Vice President of Finance and Corporate Controller. He became Chief Accounting Officer in June 2012, and was appointed interim Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer effective June 1, 2013. Mr. Dias was appointed permanent Chief Financial Officer, Senior Vice President and Treasurer effective September 4, 2013. Prior to joining SeaChange, Mr. Dias served as Corporate Controller at LeMaitre Vascular, Inc. from October 2006 to November 2007. Prior to that Mr. Dias held various senior finance positions with Candela Corporation, Globalware, Inc. and Aldiscon, Inc. (later acquired by Logica). Mr. Dias is also a Certified Public Accountant.

David McEvoy

Senior Vice President, General Counsel and Secretary

Mr. McEvoy, age 56, joined the Company on July 2, 2012 as Vice President and General Counsel. He became Senior Vice President and General Counsel on February 1, 2013, and became the Secretary on May 17, 2013. Prior to joining SeaChange, Mr. McEvoy was the Senior Vice President and General Counsel of Peoplefluent Inc. from June 2011 to July 2012. Mr. McEvoy served as the Senior Vice President and General Counsel of Art Technology Group, Inc. (“ATG”) from September 2005 to March 2010, which was acquired by Oracle Corporation on January 5, 2011. Prior to joining ATG, Mr. McEvoy was the Group General Counsel — Operations of Gores Technology Group, a private equity firm. Mr. McEvoy has held various General Counsel and other executive level legal positions with several companies including Aprisma Inc., Anker Systems Ltd., VeriFone Inc., Mattel Interactive, Broderbund and The Learning Company.

Michael Bornak

Former Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer

Michael Bornak, age 52, joined SeaChange in January 2012 and served as the Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer, and resigned as an employee and executive officer of SeaChange effective May 31, 2013. Mr. Bornak previously served from September 2009 until January 2012 as the Chief Financial Officer of Tollgrade Communications, Inc., a test and measurement telecommunications and utility company. From June 2008 to July 2009 he was Chief Financial Officer of Solar Power Industries, Inc., a solar energy product manufacturer. From February 2006 to June 2008, Mr. Bornak was the Chief Financial Officer of MHF Logistical Solutions, Inc., a logistics company serving primarily the nuclear and hazardous/ non-hazardous waste industries.

Executive officers of SeaChange are appointed by, and serve at the discretion of, the Board of Directors, and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of SeaChange. Each executive officer is a full time employee of SeaChange.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to our success and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, incentive compensation and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved.

Fiscal 2014 Business Results

In fiscal 2014, we focused on growing our next generation product revenue and continued to execute on our strategy of transitioning to a leading provider of software and services. We believe that fiscal 2014 was the second year of our three year transition. In fiscal 2014, our revenue grew from sales of our next generation products, including our next generation Adrenalin multi-screen television platform and Reference Design Kit-based Nucleus video gateway software, to new and existing customers increased, with our next-generation products accounting for two-thirds of total product revenue in our fourth quarter. At the same time, we experienced a decline in sales of our legacy products resulting in a decrease in our revenues from $157.2 million in fiscal 2013 to $146.3 million fiscal 2014. Within this environment, we successfully controlled, and continue to control, our overall cost structure.

Pay for Performance

We believe that the historical payouts under our executive compensation incentive plan are evidence of the pay for performance structure of these plans. For example, the Committee made no payouts under the Company’s fiscal 2014 and 2013 performance-based incentive compensation plans based on overall Company financial objectives related to GAAP revenue or non-GAAP operating income, but did make awards based on the achievement of individual performance objectives for key strategic initiatives. The exercise of discretion permitted under the plans in fiscal 2014 and 2013 allowed the Committee to recognize the management team for the substantial operational progress made in fiscal 2013 and 2014 by the Company in its continuing transition to a software company, the delivery of increased breadth of and innovative features to the Company’s product offerings, and solidifying the Company’s key strategic relationships in the marketplace. Similarly, the Company made no payouts under the Company’s 2012 performance-based incentive plan based on overall Company financial objectives and instead made awards based only on pre-established individual performance criteria. In contrast, we did make payouts under our fiscal 2011 performance-based incentive compensation plan based on overall Company financial objectives, as our fiscal 2011 financial results were improved over those in 2010, and were above the revenue threshold and non-GAAP operating income target.

We believe that the variability in these payouts indicates that our annual compensation plans effectively reward our executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance.

Compensation Objectives

We structure our executive compensation to reflect individual responsibilities and contributions, while providing incentives to achieve overall business and financial objectives. The Compensation Committee (the “Committee”) has the responsibility for establishing, implementing and monitoring adherence to this philosophy.

The Committee has designed an executive compensation plan that rewards the achievement of specific financial and non-financial goals through a combination of cash and stock-based compensation. This bifurcation between financial and non-financial objectives and between cash and stock-based compensation creates alignment with stockholder interests and provides a structure in which executives are rewarded for achieving results that the Committee believes will enhance stockholder value.

The Committee believes that stockholder interests are best served by compensating our employees at industry competitive rates, enabling us to attract and retain the best available talent, recognizing superior performance while providing incentives to achieve overall business and financial objectives. By doing so, we believe that our ability to achieve financial and non-financial goals is enhanced.

Setting Executive Compensation

Prior to setting executive compensation for fiscal 2014, the Committee engaged Radford, a compensation consulting firm, to assist the Committee in reviewing our existing executive and director compensation plans, updating the list of peer companies we reference in setting compensation, and reviewing general compensation trends within the industry in which we operate. The Committee decided to engage Radford and undertake this review based on our continued transition to a software company and the significant commentary in recent years regarding executive compensation trends and practices, including that published by Institutional Shareholder Services. In engaging Radford, the Committee concluded based on the Company’s knowledge and information provided Radford that no conflict of interest existed between the Company and Radford.

Based on this review, we updated our list of peer companies. The updated list of our peer companies is as follows:

• Accelrys • Avid Technology • Brightcove • Ebix • Interactive Intelligence Group • Monotype Imaging Holdings • Proofpoint • RealNetworks • Synchronoss Technologies • VASCO	• Actuate • Bottomline Technologies • Broadsoft • inContact • Limelight Networks • NetScout Systems • QAD • Responsys • TiVo • Websense

The Committee determined that this list of peer companies provided appropriate referenceable data points, based on our revenues, market capitalization, and industry focus relative to each of these companies. The Committee made reference to the compensation paid by these peer companies in establishing fiscal 2014 executive compensation but did not benchmark compensation to these companies.

With respect to all of the fiscal 2014 compensation programs for the Company’s named executive officers, the Committee endeavors to establish a compensation program that is internally consistent and equitable to enable our achievement of overall corporate objectives. Within this framework, the level of the Chief Executive Officer’s compensation will differ from that of the other executives because of the difference in his role and responsibilities and the compensation practices at peer companies.

In 2013, we submitted our executive compensation to an advisory vote of our stockholders and it received the support of 94% of the total votes cast on this matter at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation, including the “Say-on-Pay” vote. While we had already approved our fiscal 2014 compensation plan by the time we held our “Say-on-Pay” vote in July 2013, we considered the stockholder advisory vote in the implementation of our fiscal 2014 compensation plan and in formulating our fiscal 2015 compensation plan.

Fiscal 2014 Executive Compensation Components

For the fiscal year ended January 31, 2014, the principal components of compensation for the named executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	discretionary equity awards;

•	change in control and termination benefits; and

•	general employee welfare benefits.

As discussed below, the Committee believed that this mix of compensation would allow us to pay our executive officers competitive levels of compensation that best reflect individual responsibilities and contributions, while providing incentives to achieve overall business and financial objectives.

Base Salary

We provide named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined individually for each executive.

During its review of base salaries for named executive officers, the Committee primarily considers:

•	individual performance of the executive;

•	our overall past operating and financial performance and future expectations;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	market data regarding peer companies.

The Committee does not give a specific weighting among these various factors but rather considers the factors collectively in setting base salary. Salary levels are typically considered on an annual basis as part of the performance review process, as well as upon a promotion or other change in job responsibility. We try to provide an allocation between base and performance-based incentive compensation that reflects market conditions and appropriately ensures alignment of individual performance with our objectives.

In setting the executive compensation plan for fiscal 2014, the Committee did not make an adjustment to the base salary of the Chief Executive Officer, Mr. Rau. Mr. Rau continued to receive his base salary of $500,000 that Mr. Rau received when he was appointed permanent Chief Executive Officer effective May 1, 2012. The Committee increased Mr. Dias’ base salary from $190,000 to $200,000 on April 1, 2013; to $235,000 on his appointment to Interim Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer on June 1, 2013; and to $250,000 on his promotion to permanent Chief Financial Officer on September 4, 2013. The Committee also increased Mr. McEvoy’s base salary from $247,000 to $254,616 on July 1, 2013.

Performance-Based Incentive Compensation

Fiscal 2014 Performance-Based Incentive Compensation Plan

The Committee believes that performance-based incentive compensation motivates the achievement of critical annual performance objectives aimed at enhancing stockholder value. The fiscal 2014 performance-based incentive compensation plans established for each of Messrs. Rau, Dias, McEvoy and Bornak, the Company’s executive officers as of the beginning of fiscal 2014, provided for an incentive bonus consisting of a mixture of cash and RSU awards.

Performance-based compensation for each of the named executive officers pursuant to our fiscal 2014 plan included the overall company financial objectives related to:

•	GAAP revenue for fiscal 2014; and

•	non-GAAP operating income for fiscal 2014.

Non-GAAP operating income is GAAP operating income plus stock-based compensation expenses, amortization of intangible assets, inventory write-downs, earn-outs and change in fair value of earn-outs, professional fees associated with acquisitions and divestitures, litigation and strategic alternatives and severance and other restructuring costs.

Each of the named executive officers participating in our fiscal 2014 performance based incentive compensation plan also had individual performance-based objectives as follows: in the case of Mr. Rau, relating to strengthening of customer relationships, managing strategic initiatives, enhancing the Company’s finance function, winning new customers and design wins, and implementing a new financial reporting software solution; in the case of Mr. Dias, implementing a new financial reporting system and related internal controls, and enhancing the Company’s finance function; and in the case of Mr. McEvoy, assisting with the implementation of strategic initiatives, managing the Company’s litigation and liability exposure, and enhancing the Company’s oversight of open source usage.

In determining the targets and payouts at target performance levels for each of the objectives for awards under the 2014 executive compensation plan, the Committee considered the probability of achieving that target and the corresponding level of individual and group effort that would be required to achieve that target. Within that framework, the Committee set a fiscal 2014 GAAP revenue target of $165 million, with a threshold of $161 million, and a fiscal 2014 non-GAAP operating income target of $17.6 million, with a threshold of $15.9 million. The Committee retained discretion to adjust these targets during the year, including discretion to reflect changes from the Company’s ongoing transition to being a leading provider of software and services, changes in the Company’s executive officers, and other unusual or non-recurring items. The Committee did not establish limits for itself with respect to exercise of this discretion, and believes that this discretion is important in order to retain the ability to compensate executive officers in a manner that reflects overall corporate and individual performance relative to the market conditions.

In establishing financial targets and potential payout targets for the named executive officers, the Committee provided for additional incentive payouts in the event that the revenue or non-GAAP operating income targets were exceeded, with a specified maximum upward adjustment of 15% above target based upon non-GAAP operating income and a maximum upward adjustment of 15% based upon revenue. The Committee also provided for a decreasing amount of cash and RSU payouts in the event that the revenue or non-GAAP operating income target, as applicable, were not met, while establishing a threshold with respect to each objective below which no corresponding payout would be made. These provisions were established to provide incentive to our executive officers to exceed the financial targets, as well as to provide some form of payout for performance that approaches but may not meet the established targets. The Committee implemented this structure to ensure that our compensation programs support our overall compensation objectives.

After considering the overall cash-equity mix of the aggregate compensation paid to the named executive officers, the Committee structured awards pursuant to the fiscal 2014 performance-based compensation plan to be a mixture of cash and RSUs. The Committee believes that including both cash and RSUs as an element of the performance-based compensation is important as it further aligns the interests of the executive officers with those of the stockholders, increases executive ownership of our stock, discourages excessive levels of risk taking, and enhances executive retention in a challenging business environment and competitive labor market, while at the same time providing competitive current compensation and accounting for the liquidity limitations created by the Company’s stock ownership guidelines.

Payouts under the Company’s fiscal 2014 performance-based compensation plan were based on the achievement of individual performance objectives and the exercise of discretion permitted under the plan recognizing the substantial progress made in fiscal 2014 by the Company continuing transition to a software company, critical process and infrastructure improvements and key product and product deployment accomplishments. Based on the totality of these considerations and the Committee’s permitted exercise of discretion pursuant to the Company’s 2014 executive compensation plan, the Committee approved the following awards: to Mr. Rau, an award of 25,943 RSUs and a cash bonus of $245,000; to Mr. Dias, an award of 3,347 RSUs and a cash bonus of $39,200; and to Mr. McEvoy, an award of 368 RSUs and a cash bonus of $36,338. These RSU awards for Messrs. Rau, Dias and McEvoy will vest on January 31, 2015.

Discretionary Awards

In addition to the Company’s incentive compensation program pursuant to the fiscal 2014 performance-based incentive compensation plan, the Committee also made incentive compensation awards in connection with the elevation of certain named executive officers during fiscal 2014. On April 18, 2013, the Committee approved a one-time equity award to Messrs. Dias, McEvoy and Bornak of 1,261 RSUs that will vest on March 27, 2014, though Mr. Bornak later forfeited his award upon his resignation from the Company effective May 31, 2013. On May 8, 2013, the Committee also approved a one-time equity award to Messrs. Dias and McEvoy of 10,000 RSUs that will vest in three equal tranches on May 8, 2014, May 8, 2015 and May 8, 2016.

Alternate Summary Table Reflecting Actual Performance-Based Amounts

Because the Summary Compensation Table on page 25 includes values of performance-based equity awards based on the amounts that would have been awarded had targeted performance objectives been achieved, we have included the table below that instead presents all compensation amounts actually paid related to a given fiscal year. Amounts for fiscal 2013 and 2012 are presented on the same basis as fiscal 2014.

Name	Fiscal Year		Salary ($)		Bonus (1) ($)	Stock Awards (2) ($)		Option Awards (3) ($)		Non Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total
Raghu Rau	2014		500,000		170,000	261,250		—		75,000	40,167	1,046,417
Chief Executive Officer, Director	2013		503,150	(6)	170,000	868,489	(7)	3,310,633	(8)	75,000	242,980	5,170,252
	2012		84,696	(6)	—	168,773		441,178		—	36,000	730,647

Anthony Dias (9)(10)	2014		227,753		27,200	158,831		—		12,000	—	425,784
Chief Financial Officer, Senior Vice President, Finance and Administration & Treasurer	2013		185,834		38,000	—		—		—	—	223,834

David McEvoy	2014		251,443		25,214	128,839		—		11,124	—	416,620
Senior Vice President, General Counsel & Secretary	2013	(11)	140,000		41,760	111,775		17,053		—	—	310,588

Michael D. Bornak (12)	2014		100,000		—	13,361	(13)	—		—	30,193	143,554
Former Chief Financial Officer, Senior Vice President, Finance and Administration, Treasurer & Secretary	2013		277,519		34,000	115,496	(7)	81,317		15,000	82,189	605,521
	2012		7,512		—	—		59,805		—	—	67,317

(1)	The amounts reported in the Bonus column for fiscal 2013 and 2014 consist of cash awards made pursuant to the exercise of discretion pursuant to the Company’s fiscal 2013 and 2014 performance-based compensation plans.
(2)	Amounts in the Stock Awards column reflect the fair value of the RSUs earned by the officer relating to the applicable fiscal year, computed as of the date the issuance of such RSUs was finally approved, disregarding any estimates of forfeitures relating to service-based vesting conditions.
(3)	This expense represents the grant date fair value of the applicable option awards, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 disregarding any estimates of forfeitures relating to service-based vesting conditions.
(4)	The Non-Equity Incentive Plan Compensation column reflects for fiscal 2014, 2013 and 2012 cash awards under performance-based compensation plans from the satisfaction of pre-established performance criteria and prior to the exercise of discretion permitted to be exercised pursuant to the applicable performance-based compensation plan.

(5)	The All Other Compensation column includes Company contributions to a Named Executive Officer’s 401(k) Plan account, perquisites and other personal benefits received by a Named Executive Officer to the extent such benefits exceeded $10,000 in the aggregate relating to the fiscal year. In the case of Mr. Rau, the amount in this column for fiscal year 2014 represents a $2,500 Company contribution to his 401(k) Plan account, and his relocation and living expense reimbursement of $37,667 paid in fiscal year 2014. In the case of Mr. Bornak, the amount in this column for fiscal year 2014 represents a $3,725 Company contribution to his 401(k) Plan account and his relocation and living expense reimbursement of $26,468 paid in fiscal year 2014. In the case of Mr. Rau, the amount in this column for fiscal year 2013 represents the one-time cash bonus in the amount of $150,000 on his appointment as Chief Executive Officer; a $3,000 Company contribution to his 401(k) Plan account, and his relocation and living expense reimbursement of $89,980 paid in fiscal year 2013. In the case of Mr. Bornak, the amount in this column for fiscal year 2013 represents a $5,946 Company contribution to his 401(k) Plan account and his relocation, living expense reimbursement of $64,744 paid in fiscal year 2013 and additional compensation of $11,499 to reimburse Mr. Bornak for a payroll tax adjustment related to fiscal 2012.
(6)	The fiscal 2012 amount is the grant date fair value of monthly RSU awards issued to Mr. Rau in lieu of base salary during the period between his appointment as interim Chief Executive Officer and January 31, 2012. The fiscal 2013 amount includes $128,150, which is the grant date fair value of monthly RSU awards issued to Mr. Rau in lieu of base salary during the period February 1, 2012 and May 1, 2012, the effective date of Mr. Rau’s permanent appointment as Chief Executive Officer. These RSU awards are further described in the Grant of Plan-Based Awards table on page 26.
(7)	Fiscal 2013 performance plan grants for Mr. Rau of 32,960 RSUs and for Mr. Bornak of 6,726 RSUs are included in the fiscal 2013 amount from last year. Mr. Bornak forfeited this award of 6,726 RSUs upon his resignation from the Company effective May 31, 2013
(8)	This is grant date fair value. As of January 31, 2014, all of the underlying options had vested.
(9)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Dias was appointed interim Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer, effective June 1, 2013. As disclosed in SeaChange’s Form 8-K filed September 5, 2013, Mr. Dias was appointed permanent Chief Financial Officer, Senior Vice President and Treasurer effective September 4, 2013.
(10)	Compensation information related to Mr. Dias is presented solely with respect to fiscal 2013 and 2014, as Mr. Dias was not a named executive officer in the prior fiscal years.
(11)	Mr. McEvoy joined SeaChange on July 2, 2012, and his compensation for fiscal 2013 is for the partial period.
(12)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Bornak resigned effective May 31, 2013, and ceased to be an employee and executive officer of SeaChange effective May 31, 2013.
(13)	Mr. Bornak forfeited this award of 1,261 RSUs upon his resignation from the Company effective May 31, 2013

Clawback Policy; Stock Ownership Guidelines; Hedging and Pledging Restrictions

Compensation paid to our named executive officers is subject to a policy regarding compensation reimbursement, or a “clawback” policy, as described in our Code of Ethics and Business Conduct, a copy of which is available on our website of www.schange.com under the “Corporate Governance” section of the “Investor Relations” link. The policy provides that in the event that our financial results are significantly restated, the Board of Directors will review any compensation, other than base salary, paid or awarded to any executive officer found to have engaged in fraud or intentional misconduct that caused the need for the restatement. The Board will, to the extent permitted by law, require the executive officer to repay any such compensation if:

•	the amount of such compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement; and

•	such compensation would have been lower than the amount actually awarded had the financial results been properly reported.

Compensation paid to our named executive officers in the form of equity is also subject to our stock retention and ownership guidelines that apply to our directors and senior officers, as described in our Corporate Governance Guidelines, a copy of which is available on our website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link. These guidelines provide that by the later of December 16, 2015 or, if later, six years following appointment to office or four years following election to the board, as applicable:

•	each non-employee director is expected to retain ownership of vested shares of SeaChange stock in a minimum amount equal to lesser of 25,000 shares or $200,000 worth of shares;

•	the Chief Executive Officer retain ownership of vested shares of SeaChange stock in a minimum amount equal to 250,000 shares;

•	the Chief Financial Officer retain ownership of vested shares of SeaChange stock in a minimum amount equal to 75,000 shares; and

•	each Senior Vice President that is an executive officer retain ownership of vested shares of SeaChange stock in a minimum amount equal to 50,000 shares.

Prior to meeting the stock ownership targets, each non-employee director and senior executive officer is encouraged, but is not required, to retain a meaningful portion of shares of stock acquired by the non-employee director or officer in order to progress toward the stock ownership targets, other than shares of stock sold to pay taxes and/or applicable exercise price with respect to an equity award. Upon meeting the stock ownership targets, each non-employee director and senior executive officer is required thereafter to retain not less than 25% of all shares of stock acquired by the non-employee director or officer, other than shares of stock sold to pay taxes and/or the applicable exercise price with respect to an equity award. In addition, upon any termination of service for a non-employee director and upon voluntary termination of service for a senior executive officer, such director or officer must wait at least 90 days before selling any shares. In the case of hardship or other compelling personal requirements, the stock ownership targets may be waived to permit the sale of shares by the affected person.

In addition, our Insider Trading and Tipping Policy prohibits our insiders, which includes our employees and directors, from engaging in hedging transactions and requires the prior written consent of our compliance officer to pledge securities of SeaChange owned by the insider. We have not received any requests pursuant to our Insider Trading and Tipping Policy to permit pledges of SeaChange stock.

We have made, and from time to time continue to make, grants of stock options and RSUs to eligible employees based upon our overall financial performance and their individual contributions. Stock options and RSUs are designed to align the interests of our executives and other employees with those of our stockholders by encouraging them to enhance the value of SeaChange. In addition, the vesting of stock options and RSUs over a period of time is designed to defer the receipt of compensation by the recipient, creating an incentive for the individual to remain an employee. We do not have a program, plan or practice to select equity grant dates in connection with the release of favorable or negative news.

Change in Control and Termination Benefits

We have entered into change in control severance agreements with each of our named executive officers who continue to be employed by the Company as of the date hereof. None of these change in control severance agreements provide for a “parachute payment” tax gross-up under Section 280G of the Internal Revenue Code of 1986, as amended. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal 2014 year-end, are described in detail on page 28 under the heading entitled “Potential Payments Upon Termination or Change in Control.”

The change-in-control agreements are designed to provide an incentive to remain an employee leading up to and following a change in control. As discussed below, the agreements are tailored to provide for incremental benefits upon a change in control and upon termination of employment in the period subsequent to a change in control. The Committee believes that this layered method of compensation enhances stockholder value by providing the incentives for an executive officer to remain an employee through a change in control.

Given the range in individual situations among our executive officers and the desire to provide a relatively uniform basis of benefits among these individuals, the Committee has determined that it is appropriate for each of the executive officers to continue to be party to these change-in-control severance agreements.

General Employee Welfare Benefits

We also have various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) retirement plan, which permits employees to invest in a choice of mutual funds on a pre-tax basis. We also maintain medical, disability and life insurance plans and other benefit plans for our employees.

Fiscal 2015 Executive Compensation Components

Prior to setting executive compensation for fiscal 2015, the Committee reviewed the most recent Radford Company report to assist the Committee in reviewing our existing executive and director compensation plans and reviewing general compensation trends within the industry in which we operate.

Based on this review, we kept our current list of peer companies, as follows below. Responsys and Websense that were included in the fiscal 2014 peer group have been removed for fiscal 2015 since they were both sold.

• Accelrys • Avid Technology • Brightcove • Ebix • Interactive Intelligence Group • Monotype Imaging Holdings • Proofpoint • RealNetworks • TiVo	• Actuate • Bottomline Technologies • Broadsoft • inContact • Limelight Networks • NetScout Systems • QAD • Synchronoss Technologies • VASCO

The Committee determined that this list of peer companies provided appropriate referenceable data points, based on the revenues, market capitalization, and industry focus of the Company relative to each of these companies. While the Committee made reference to the compensation paid by these peer companies in establishing fiscal 2015 executive compensation but did not benchmark compensation to these companies.

The principal components of fiscal 2015 executive compensation are as follows, the same as existed for fiscal 2014 executive compensation:

•	base salary;

•	performance-based incentive compensation;

•	discretionary equity awards;

•	change in control and termination benefits; and

•	general employee welfare benefits.

Within this framework, the Committee established the specific compensation programs for our named executive officers.

In fiscal 2015, Mr. Rau continues to receive his base salary of $500,000 that Mr. Rau received when Mr. Rau was appointed permanent Chief Executive Officer effective May 1, 2012; Mr. Dias continues to receive his base salary of $250,000, but he will receive an increase from $250,000 to $265,000 on July 1, 2014. Mr. McEvoy continues to receive his base salary of $254,616, but he will receive an increase from $254,616 to $262,254 on July 1, 2014.

Under the fiscal year 2015 plans, Mr. Rau will be eligible for a target bonus of $1,250,000, with $500,000 payable in cash and $750,000 payable in RSUs; Mr. Dias will be eligible for a target bonus of $212,000 with $102,000 payable in cash and $110,000 payable in RSUs, and Mr. McEvoy will be eligible for a target bonus of $131,127, with $80,000 payable in cash and $51,127 payable in RSUs. Any RSU awards for Messrs. Rau, Dias and McEvoy awarded under the fiscal 2015 plan will vest on January 31, 2016.

This performance-based compensation is earned based on the Company’s achievement of overall company financial objectives for fiscal 2015 related to GAAP revenue and non-GAAP operating income and a portion of their respective target incentive compensation is based on individualized performance-based objectives. These objectives will be further discussed in our proxy statement relating to our 2015 annual meeting of stockholders.

All of the grants of RSUs are subject to availability of RSUs for grant under SeaChange’s Amended and Restated 2011 Compensation and Incentive Plan (the “2011 Plan”). The fiscal 2015 performance-based compensation plans also provide that the Compensation Committee has the discretion to determine the amount, if any, of cash bonus and RSUs awarded under the plans, whether or not the criteria are satisfied. The plans also provide that the amount of the cash bonus and RSUs awarded may be adjusted upward or downward in predetermined amounts if actual performance exceeds or is below the target financial criteria, with a specified maximum upward adjustment of 15% above target based upon non-GAAP operating income and a maximum upward adjustment of 15% above target based upon revenue, provided that no upward adjustment above target is to be made based on revenue performance if the non-GAAP operating income threshold is not satisfied.

Tax and Accounting Implications

The financial reporting and income tax consequences to SeaChange of individual compensation elements are important considerations for the Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Committee seeks to balance its objective of ensuring an effective compensation package for named executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate and transparent impact on reported net income and other closely followed financial measures.

In making its compensation decisions, the Committee has considered that Internal Revenue Code Section 162(m) limits deductions for compensation paid in excess of $1 million. Where feasible, the Committee designs compensation paid to its executive officers to qualify for the exemption of “performance-based” compensation from the deductibility limit. While the Compensation Committee monitors compensation paid to our executive officers in light of the provisions of Section 162(m) of the Code, the Committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal tax purposes, and the Committee is not limited to paying compensation that is “qualified performance-based compensation” under Section 162(m) of the Code. Accordingly, the Committee may elect to pay compensation to our executive officers that may not be deductible for federal tax purposes to the extent compensation to the executive officer exceeds $1 million. For example, the inducement or new hire grant to Mr. Rau on April 30, 2012 did not constitute “qualified performance-based compensation” under Section  162(m) of the Code.

Summary Compensation Table

The following table sets forth summary information regarding the compensation of SeaChange’s named executive officers in fiscal 2014, 2013, and 2012.

As described above in Compensation Discussion and Analysis, final determinations regarding grants or awards of performance-based compensation are made after fiscal year-end, when performance against the previously established metrics may be assessed by the Committee. With respect to equity awards under SeaChange’s performance-based compensation plans, the grant date for purposes of FASB ASC Topic 718 is the service inception date, or the beginning of the period during which performance is measured. In accordance with FASB ASC Topic 718, the amounts reflected below under the headings “Stock Awards” for a given fiscal year, represent the probable outcome as of the service inception date of the performance conditions under the fiscal 2014 performance-based compensation plan, which in each case is the award amount at the targets approved by the Compensation Committee. Because this Summary Compensation Table presents the performance-based compensation amounts based on the targets approved by the Compensation Committee, rather than the actual awards ultimately paid, we have included at page 20 a supplemental table that presents for all types of compensation the actual compensation amounts paid related to a given fiscal year. In the table below and in the supplemental table at page 20, performance-based compensation paid in cash after fiscal year-end but earned in the prior fiscal year is reflected under the heading “Non-Equity Incentive Plan Compensation” or “Bonus,” as applicable, in the fiscal year in which that compensation was earned, regardless of when paid.

Name	Fiscal Year		Salary ($)		Bonus (1) ($)	Stock Awards (2) ($)		Option Awards (3) ($)		Non Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Raghu Rau	2014		500,000		170,000	750,000		—		75,000	40,167	1,535,167
Chief Executive Officer, Director	2013 2012		503,150 84,696	(6) (6)	170,000 —	1,249,997 168,773	(7) (9)	3,310,633 441,178	(8)	75,000 —	242,980 36,000	5,551,760 730,647

Anthony Dias (10)(11)	2014		227,753		27,200	225,131		—		12,000	—	492,084
Chief Financial Officer, Senior Vice President, Finance and Administration & Treasurer	2013		185,834		38,000	—		—		—	—	223,834

David McEvoy	2014		251,443		25,214	149,851		—		11,124	—	437,632
Senior Vice President, General Counsel & Secretary	2013	(12)	140,000		41,760	111,775	(9)	17,055		—	—	310,590

Michael D. Bornak (13)	2014		100,000		—	103,931		—		—	30,193	234,124
Former Chief Financial Officer, Senior Vice President, Finance and Administration, Treasurer & Secretary	2013		277,519		34,000	115,750	(7)	81,317		15,000	82,189	605,775
	2012		7,512		—	—		59,805		—	—	67,317

(1)	The amounts reported in the Bonus column for fiscal 2013 and 2014 consist of cash awards made pursuant to the exercise of discretion pursuant to the Company’s fiscal 2013 and 2014 performance-based compensation plan(s).
(2)	This expense represents the grant date fair value of the applicable RSU awards as computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures relating to service-based vesting conditions. Performance-based RSUs are valued at the grant date based upon the probable outcome of the performance metrics. Therefore, the amounts under the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value of performance-based RSUs, assuming the highest level of performance conditions is achieved (a maximum of 15% above target for non-GAAP operating income and revenue) would have been $845,625 for Mr. Rau, $112,750 for Mr. Dias, $27,872 for Mr. McEvoy and $91,013 for Mr. Bornak. Actual awards based on the achievement against the performance conditions and approved by the Compensation Committee following the end of fiscal years 2014, 2013 and 2012 are reflected in the supplemental table appearing at page 20.
(3)	This expense represents the grant date fair value of the applicable option awards, as computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures relating to service-based vesting conditions.
(4)	The Non-Equity Incentive Plan Compensation column reflects for fiscal 2014, 2013 and 2012 earned cash awards under performance-based compensation plans from the satisfaction of pre-established performance criteria and prior to the exercise of discretion permitted to be exercised pursuant to the applicable performance-based compensation plan.
(5)	The All Other Compensation column includes Company contributions to a Named Executive Officer’s 401(k) Plan account, perquisites and other personal benefits received by a Named Executive Officer to the extent such benefits exceeded $10,000 in the aggregate relating to the fiscal year. In the case of Mr. Rau, the amount in this column for fiscal year 2014 represents a $2,500 Company contribution to his 401(k) Plan account, and his relocation and living expense reimbursement of $37,667 paid in fiscal year 2014. In the case of Mr. Bornak, the amount in this column for fiscal year 2014 represents a $3,725 Company contribution to his 401(k) Plan account and his relocation and living expense reimbursement of $26,468 paid in fiscal year 2014. In the case of Mr. Rau, the amount in this column for fiscal year 2013 represents the one-time cash bonus in the amount of $150,000 on his appointment as Chief Executive Officer; a $3,000 Company contribution to his 401(k) Plan account, and his relocation and living expense reimbursement of $89,980 paid in fiscal year 2013. In the case of Mr. Bornak, the amount in this column for fiscal year 2013 represents a $5,946 Company contribution to his 401(k) Plan account and his relocation, living expense reimbursement of $64,744 paid in fiscal year 2013 and additional compensation of $11,499 to reimburse Mr. Bornak for a payroll tax adjustment related to fiscal 2012.
(6)	The fiscal 2012 amount is the grant date fair value of monthly RSU awards issued to Mr. Rau in lieu of base salary during the period between his appointment as interim Chief Executive Officer and January 31, 2012. The fiscal 2013 amount includes $128,150, which is the grant date fair value of monthly RSU awards issued to Mr. Rau in lieu of base salary during the period February 1, 2012 and May 1, 2012, the effective date of Mr. Rau’s permanent appointment as Chief Executive Officer. These RSU awards are further described in the Grant of Plan-Based Awards table on page 26.

(7)	Fiscal 2013 new hire grant for Mr. Rau of 60,827 RSUs and a discretionary grant for Mr. Bornak of 5,000 RSUs are included in the fiscal 2013 amount from last year.
(8)	This is grant date fair value. As of January 31, 2014, all of the underlying options had vested.
(9)	Mr. Rau and Mr. McEvoy were newly appointed to their applicable positions in fiscal 2012 and fiscal 2013, respectively. They did not they have performance compensation targets for those respective fiscal years.
(10)	Compensation information related to Mr. Dias is presented solely with respect to fiscal 2013 and 2014, as Mr. Dias was not a named executive officer in the prior fiscal years.
(11)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Dias was appointed interim Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer, effective June 1, 2013. As disclosed in SeaChange’s Form 8-K filed September 5, 2013, Mr. Dias was appointed permanent Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer effective September 4, 2013.
(12)	Mr. McEvoy joined SeaChange on July 2, 2012, and his compensation for fiscal 2013 reflects is for the partial period.
(13)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Bornak resigned effective May 31, 2013, and ceased to be an employee and executive officer of SeaChange effective May 31, 2013.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended January 31, 2014.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Raghu Rau	3/27/2013	(3)	245,000	500,000	557,500	36,495	74,479	83,975	—	—	—	—

Anthony Dias (4)	3/27/2013	(3)	39,200	80,000	90,200	4,866	9,930	11,197	—	—	—	—
	4/18/2013		—	—	—	—	—	—	1,261	—	—	13,631
	5/8/2013			—	—	—	—	—	10,000	—	—	111,500

David McEvoy	3/27/2013	(3)	36,338	74,160	83,525	1,203	2,455	2,768	—	—	—	—
	4/18/2013		—	—	—	—	—	—	1,261	—	—	13,631
	5/8/2013		—	—	—	—	—	—	10,000	—	—	111,500

Michael D. Bornak (5)	3/27/2013		40,698	119,700	134,962	4,394	8,967	10,111	—	—	—	—
	4/18/2013		—	—	—	—	—	—	1,261	—	—	13,631

(1)	The grants under the “Estimated Future Payouts under Equity Incentive Plan Awards” column represent the threshold, target and maximum number of RSUs or stock options awarded under the fiscal 2014 performance-based compensation plan.
(2)	The grants under the “All Other Stock Awards: Number of Shares of Stock or Units” column and under the “All Other Option Awards: Number of Securities Underlying Options” column represent the number of RSUs and options, respectively, granted to each named executive officer in fiscal 2014 under the Company’s 2011 Compensation and Incentive Plan outside of the fiscal 2014 performance-based compensation plan.
(3)	These awards were made pursuant to the fiscal 2014 performance-based compensation plan adopted March 27, 2013.
(4)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Dias was appointed interim Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer, effective June 1, 2013. As disclosed in SeaChange’s Form 8-K filed September 5, 2013, Mr. Dias was appointed permanent Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer effective September 4, 2013. Concurrent with the promotion of Mr. Dias, the award to Mr. Dias previously authorized March 27, 2013 was increased to be that set forth in the table above.
(5)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Bornak resigned from SeaChange effective May 31, 2013. Mr. Bornak is a named executive officer for the fiscal year ended January 13, 2014, but is no longer an executive officer or employee of SeaChange as of May 31, 2013.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

No separation agreement was entered into with Mr. Bornak in connection with his termination of service on May 31, 2013. However, in recognition of his service to the Company as an executive officer and upon the recommendation of the Committee, Mr. Bornak retained the 1,666 unvested RSUs awarded to him prior to his resignation which became fully vested on July 2, 2013. The remaining 3,334 restricted stock units in such award were cancelled.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at January 31, 2014 granted to each of SeaChange’s named executive officers:

	Options Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Raghu Rau	49,999 875,000	25,001 —	— —	6.74 8.22	1/18/2019 4/30/2019	107,790 —	1,289,168 —
Anthony Dias	—	—	—	—	—	18,609	222,564
David McEvoy	1,667	3,333	—	8.15	7/2/2019	19,963	238,757
Michael D. Bornak	—	—	—	—	—	—	—

(1)	All options in the table above were granted under the Company’s 2011 Plan. One-half of Mr. Rau’s January 18, 2012 options vest based on the achievement of specified performance goals, and the other half of such options vest at the rate of 33.33% on the first anniversary of November 30, 2011, the date of his appointment as interim Chief Executive Officer, and an additional 8.34% at the end of each quarter thereafter. Mr. Rau’s April 30, 2012 options vested during fiscal year 2014 based on the achievement of three specific stock price goals with 33.33% vesting on the attainment of each goal. Mr. McEvoy’s options will vest over three years starting with 33.33% vesting on July 2, 2013, and the remaining two 33.33% tranches vesting on July 2, 2014 and July 2, 2015.
(2)	These columns show the number of shares of Common Stock represented by unvested RSUs at January 31, 2014. Each of these RSUs was granted as part of an award. The remaining vesting dates for these unvested RSUs are as follows:

Name	Number of Restricted Stock Units That Have Not Vested	Date of Grant	Vesting Dates
Raghu Rau	8,336 40,551 32,960 25,943	1/18/2012 4/30/2012 2/1/2013 2/1/2014	11/30/2014 5/1/2014, 5/1/2015 2/1/2014, 2/1/2015, 2/1/2016 1/31/2015
Anthony Dias (1)	4,001 1,261 10,000 3,347	1/18/2012 4/18/2013 5/8/2013 4/21/2014	2/1/2014, 2/1/2015 3/27/2014 5/8/2014, 5/8/2015, 5/8/2016 1/31/2015
David McEvoy	5,000 3,334 1,261 10,000 368	7/2/2012 1/2/2013 4/18/2013 5/8/2013 4/21/2014	7/2/2014, 7/2/2015 1/2/2015, 1/2/2016 3/27/2014 5/8/2014, 5/8/2015, 5/8/2016 1/31/2015
Michael D. Bornak (2)	—	—	—

(1)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Dias was appointed interim Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer, effective June 1, 2013. As disclosed in SeaChange’s Form 8-K filed September 5, 2013, Mr. Dias was appointed permanent Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer effective September 4, 2013.

(2)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Bornak resigned from SeaChange effective May 31, 2013. Mr. Bornak is a named executive officer for the fiscal year ended January 13, 2014, but is no longer an executive officer or employee of SeaChange as of May 31, 2013.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of SeaChange’s named executive officers for fiscal 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Raghu Rau	—	—	38,608	464,642
Anthony Dias (2)	2,000	23,340	1,999	22,349
David McEvoy	—	—	4,166	49,567
Michael D. Bornak (3)	43,750	476,008	1,666	19,542

(1)	The value realized upon vesting of the RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of shares vested.
(2)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Dias was appointed interim Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer, effective June 1, 2013. As disclosed in SeaChange’s Form 8-K filed September 5, 2013, Mr. Dias was appointed permanent Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer effective September 4, 2013.
(3)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Bornak resigned from SeaChange effective May 31, 2013. Mr. Bornak is a named executive officer for the fiscal year ended January 13, 2014, but was no longer an executive officer or employee of SeaChange as of May 31, 2013.

Pension Benefits

We maintain a defined benefit pension plan (the “Pension Plan”) for certain current and a number of former employees of our Philippine subsidiary. The Pension Plan provides benefits to be paid to all eligible employees at retirement based primarily on years of service with SeaChange and compensation rates in effect near retirement. None of our named executive officers participates or is eligible to participate in the Pension Plan.

Nonqualified Deferred Compensation

SeaChange does not offer nonqualified defined contribution or other nonqualified deferred compensation plans to its employees.

Potential Payments upon Termination or Change in Control

As explained above, SeaChange has entered into change in control severance agreements with each of its named executive officers. As previously noted, Mr. Bornak resigned as an employee and executive officer of SeaChange effective May 31, 2013. In recognition of Mr. Bornak’s service to the Company as an executive officer and upon the recommendation of the Committee, Mr. Bornak retained the 1,666 unvested RSUs previously awarded to him that vested on July 2, 2013, notwithstanding his resignation.

Under the change in control severance agreements that SeaChange is a party to with its named executive officers, a “change in control” means any of the following:

•	the members of the Board of Directors of SeaChange at the beginning of any consecutive 12-calendar month period (“Incumbent Directors”) ceasing for any reason other than death to constitute at least a majority of the Board, provided that any director whose election, or nomination for election, was approved by at least a majority of the members of the Board then still in office who were members of the Board at the beginning of the 12-calendar month period shall be deemed to be an Incumbent Director;

•	any consolidation or merger whereby the stockholders of SeaChange immediately prior to the consolidation or merger do not, immediately after the consolidation or merger, beneficially own shares representing 50% or more of the combined voting power of the securities of the corporation (or its ultimate parent corporation) issuing cash or securities in the consolidation or merger;

•	any sale or other transfer of all or substantially all of the assets of SeaChange to another entity, other than an entity of which at least 50% of the combined voting power is owned by stockholders in substantially the same proportion as their ownership of SeaChange prior to the transaction;

•	any approval by the stockholders of SeaChange of a plan for liquidation or dissolution of SeaChange; or

•	any corporation or other person acquiring 40% or more of the combined voting power of SeaChange.

Immediately prior to a change in control, pursuant to the change in control severance agreements, all of the executive officers’ unvested stock options and stock appreciation rights will automatically vest and become immediately exercisable, and any and all restricted stock and restricted stock rights then held by the executive officer shall fully vest and become immediately transferable free of restriction, other than those imposed by applicable law. In the event of a subsequent termination of the executive officers’ employment for any reason, all of the stock options and stock appreciation rights then held by the executive shall become exercisable for the lesser of (i) the remaining applicable term of the particular award or (ii) three years from the date of termination. In addition, if within one or two years following a Change in Control the employment of the executive is terminated (i) by SeaChange other than for specified causes, death or disability, or (ii) by the executive officer for specified good reason, the executive officer shall be entitled to the following:

•	for Mr. Rau, two times his annual base salary plus, if the termination occurred in the fiscal year ended January 31, 2014, the greater of the current year pro-rated bonus based on the Company’s actual performance to date and the bonus paid for the fiscal year ended January 31, 2013; and, if the termination occurs after the fiscal year ended January 31, 2014, the annual bonus for the then prior fiscal year or, if greater, the fiscal year prior to that;

•	for Mr. Dias, one times his annual base salary, plus the current year bonus paid at target; and

•	for Mr. McEvoy, one times his annual base salary, plus the current year pro rated bonus paid at target, plus the full current year bonus paid at target;

•	continued health, life and disability benefits, for a period of two years for Mr. Rau and for a period of one year for Messrs. McEvoy and Dias;

•	outplacement services for up to one year following termination;

•	up to $5,000 of financial planning services; and

•	accrued vacation pay.

None of the change in control severance agreements contain a provision providing for a “parachute payment” tax gross-up under Section 280G of the Internal Revenue Code of 1986, as amended.

As a condition to the receipt by the executive officer of any payment or benefit under the change-in-control severance agreement, the executive officer must first execute a valid, binding and irrevocable general release in favor of SeaChange and in a form reasonably acceptable to SeaChange. The following table shows, for the named executive officers with SeaChange as of the close of business on January 31, 2014, the payments to which such named executive officers would have been entitled pursuant to his change-in-control severance agreement or his executive service agreement or employment agreement.

Potential Payments Upon Termination or Change in Control

Name	Salary (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Equity Incentive Plan Compensation (2) ($)	Benefits (3) ($)	Equity Awards (4) ($)
Raghu Rau	1,000,000	245,000	368,493	76,732	1,109,395
Anthony Dias (5)	250,000	80,000	100,000	55,866	182,534
David McEvoy	254,616	148,320	49,440	55,314	247,055
Michael D. Bornak (6)	—	—	—	—	—

(1)	For Mr. Rau, reflects two times the executive’s base annual salary. For Messrs. Dias and McEvoy, reflects twelve months base salary.
(2)	The amounts shown in the incentive plan columns for Messrs. Rau, Dias and McEvoy show the incentive plan compensation each would be entitled to upon a termination or Change in Control occurring on January 31, 2014 pursuant to their change in control severance agreements entered into on April 30, 2012, February 26, 2013 and February 26, 2013, respectively.
(3)	Reflects the continuation of each named executive officer’s benefits under group benefit plans consisting of medical, dental, group life and disability and outplacement, financial planning services and earned but unused vacation time as of January 31, 2014.
(4)	Reflects the value of all unvested stock options and RSUs that would vest as a result of the termination. The amounts are based on (i) in the case of accelerated options, the excess of the SeaChange January 31, 2014 closing common stock price over the applicable exercise price, and (ii) in the case of accelerated RSUs, the SeaChange closing common stock price as of January 31, 2014 multiplied by the number of unvested RSUs as of January 31, 2014. The grant date fair value of RSU awards have previously been disclosed in the Summary Compensation Table.
(5)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Dias was appointed interim Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer, effective June 1, 2013. As disclosed in SeaChange’s Form 8-K filed September 5, 2013, Mr. Dias was appointed permanent Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer effective September 4, 2013.
(6)	As disclosed in SeaChange’s Form 8-K filed May 8, 2013, Mr. Bornak resigned from SeaChange effective May 31, 2013. Mr. Bornak is a named executive officer for the fiscal year ended January 13, 2014, but is no longer an executive officer or employee of SeaChange as of May 31, 2013.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Thomas F. Olson, Chair

Edward Terino

Mary Palermo Cotton

Steven Craddock

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Olson (Chairman), Craddock, and Terino and Ms. Cotton. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of SeaChange or any of its subsidiaries, was formerly an officer of SeaChange or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of SeaChange served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of SeaChange.

PROPOSAL NO. II

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2014 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the heading “Compensation Discussion and Analysis.”

The Board has implemented an executive compensation program that rewards performance and is designed to attract, retain and motivate the key individuals who are most capable of contributing to SeaChange’s success and building long-term value for its stockholders. This compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved. SeaChange believes that the variability in these payouts indicates that its annual compensation plans effectively reward its executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance. The Compensation Committee retains discretion as to final payouts under the incentive compensation plans to ensure the goals of the overall program are met. SeaChange believes that the compensation program is centered on a pay-for-performance philosophy and is strongly aligned with the long-term interests of shareholders.

We believe that the historical payouts under our executive compensation incentive plan are evidence of the pay for performance structure of these plans. For example, the Committee made no payouts under the Company’s fiscal 2014 and 2013 performance-based incentive compensation plans based on overall Company financial objectives related to GAAP revenue or non-GAAP operating income, but did make awards based on the achievement of individual performance objectives for key strategic initiatives. The exercise of discretion permitted under the plans in fiscal 2014 and 2013 allowed the Committee to recognize the management team for the substantial operational progress made in fiscal 2013 and 2014 by the Company in its continuing transition to a software company, the delivery of increased breadth of and innovative features to the Company’s product offerings, and solidifying the Company’s key strategic relationships in the marketplace. Similarly, the Company made no payouts under the Company’s 2012 performance-based incentive plan based on overall Company financial objectives and instead made awards based only on pre-established individual performance criteria. In contrast, we did make payouts under our fiscal 2011 performance-based incentive compensation plan based on overall Company financial objectives, as our fiscal 2011 financial results were improved over those in 2010, and were above the revenue threshold and non-GAAP operating income target.

We believe that the variability in these payouts indicates that our annual compensation plans effectively reward our executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance.

The Board urges stockholders to read the Compensation Discussion and Analysis beginning on page 16 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and which includes the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 20 through 30 of this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

While the vote is advisory, the Board and the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements. It is currently expected that stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s annual meeting in 2015.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Company’s executive compensation.

PROPOSAL NO. III

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP currently serves as SeaChange’s independent registered public accounting firm. The Board of Directors is seeking ratification of the Audit Committee’s selection of Grant Thornton LLP to continue to serve as the registered public accounting firm for the fiscal year ending January 31, 2015.

Independent Registered Public Accounting Firm for Fiscal Year 2015

The Audit Committee of the Board of Directors has selected the firm of Grant Thornton LLP, independent accountants, to serve as the registered public accounting firm for the fiscal year ending January 31, 2015.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and is expected to be available to respond to appropriate questions.

The Board of Directors has put the ratification of the selection of Grant Thornton LLP before the stockholders because the Board believes that seeking stockholder ratification of the selection of the independent registered public accounting firm is good corporate practice. If the appointment of Grant Thornton LLP is not ratified, the Audit Committee will first review the basis for the stockholder vote and SeaChange’s relationship with Grant Thornton LLP and will then take such action as it deems necessary.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of SeaChange’s independent registered public accounting firm.

Principal Accountant Fees and Services

Fees for Services Provided by Grant Thornton LLP

The following table sets forth the aggregate fees for services provided by Grant Thornton LLP, SeaChange’s independent registered public accounting firm for the fiscal years ended January 31, 2014 and 2013.

	2014	2013
Audit Fees	$818,300	$712,830
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total:	$818,300	$712,830

Audit Fees. These are aggregate fees billed for professional services rendered by Grant Thornton LLP for the fiscal year ended January 31, 2014, and for the fiscal year ended January 31, 2013 for (a) the annual audit of SeaChange’s financial statements for each such fiscal year including statutory audits of foreign subsidiaries and the accompanying attestation report regarding SeaChange’s internal control over financial reporting contained in SeaChange’s annual reports on Form 10-K, (b) reviews of the quarterly financial information included in SeaChange’s Quarterly Reports on Form 10-Q for each such fiscal year and (c) reviews of SEC filings.

The Audit Committee of the Board of Directors has determined that the provision of the services as set out above is compatible with maintaining Grant Thornton LLP’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and other non-audit services that may be provided by Grant Thornton LLP, the independent registered public accounting firm. The policy identifies the principles that must be considered by the Audit Committee in approving these services to ensure that Grant Thornton LLP’s independence is not impaired; describes the audit and audit-related, tax and other services that may be provided; and sets forth pre-approval requirements for all permitted services. To date, Audit Committee pre-approval has been sought for the provision of all services by Grant Thornton LLP.

OTHER MATTERS

Expenses and Solicitation

All costs of solicitation of proxies will be borne by SeaChange. In addition to solicitations by mail, certain of SeaChange’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, e-mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward the Notice and proxy soliciting material to the owners of stock held in their names, and SeaChange will reimburse them for their reasonable out-of-pocket costs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires SeaChange’s directors, executive officers and holders of more than 10% of SeaChange’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of SeaChange. Such persons are required by regulations of the SEC to furnish SeaChange with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended January 31, 2014, and written representations from certain Reporting Persons, SeaChange believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended January 31, 2014, with the following exceptions: (i) Mr. Bornak was late in the filing of one Form 4 relating to an RSU award; (ii) each of Messrs. Dias and McEvoy were late in the filing of two Form 4’s, each relating to an RSU award; and (iii) Mr. Rau was late in the filing of one Form 4 relating to an RSU award.

Certain Relationships and Related Transactions

SeaChange has adopted a written policy pursuant to the Amended and Restated Charter of the Audit Committee and the Charter of the Corporate Governance and Nominating Committee that all transactions between SeaChange and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to SeaChange than could be obtained from unaffiliated third parties.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report Combo are available at www.proxyvote.com.

M25767-P95550

SEACHANGE INTERNATIONAL, INC.

Annual Meeting of Stockholders to be held on July 16, 2014.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Raghu Rau, Anthony Dias and David McEvoy and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock of SeaChange International, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of SeaChange to be held on July 16, 2014, at 10:00 a.m. local time, at SeaChange’s offices located at 50 Nagog Park, Acton, Massachusetts 01720, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 23, 2014, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN, FOR THE APPROVAL OF EXECUTIVE COMPENSATION AND FOR THE RATIFICATION OF THE APPOINTMENT OF SEACHANGE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

SEACHANGE INTERNATIONAL, INC.

ATTN: DAVID L. MCEVOY

50 NAGOG PARK

ACTON, MA 01720

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by SeaChange International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SeaChange International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M25766-P95550 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

To withhold authority to vote for any individual nominee(s), mark

“For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Class III Directors Nominees :

01 Mary Palermo Cotton	☐	☐	☐

02 Thomas F. Olson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

2. To adopt, on an advisory basis, a resolution approving the compensation of SeaChange’s named executive officers:

For	Against	Abstain
☐	☐	☐

3. To ratify the appointment of SeaChange’s independent registered public accounting firm, Grant Thornton LLP:

For	Against	Abstain
☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.  ☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy.

Signature	Date	Signature (Joint Owners)	Date